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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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/x/	Definitive Proxy Statement
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/ /	Soliciting Material Pursuant to §240.14a-12
MOTORCAR PARTS & ACCESSORIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MOTORCAR PARTS & ACCESSORIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November 2, 2001

To Our Shareholders:

    We will hold our 2001 annual meeting of the shareholders of Motorcar Parts & Accessories, Inc. (the "Company) on Friday, November 2, 2001 at 10:00 a.m., Los Angeles time, at the Marriott Hotel, 3635 Fashion Way, Torrance, California. As further described in the accompanying Proxy Statement, at this meeting we will consider and act upon:

    (1) The election of four directors to our board of directors to serve for a term of one year or until their successors are duly elected and qualified.

    (2) The ratification and approval of the appointment of Grant Thornton, LLP as our independent certified public accountants for the fiscal year ended March 31, 2002.

    (3) The transaction of other business as may come properly before the meeting or any meetings held upon adjournment of the meeting.

    Our board of directors has fixed the close of business on September 28, 2001 as the record date for the determination of shareholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 2001 Annual Report on Form 10-K is enclosed with this notice, but is not part of the proxy soliciting material.

    We invite you to attend the meeting and vote in person. If you cannot attend, to assure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

                      By order of the board of directors

                      Charles W. Yeagley,
                       Secretary

Torrance, California
September 28, 2001

MOTORCAR PARTS & ACCESSORIES, INC.
2929 California Street
Torrance, California 90503

PROXY STATEMENT

GENERAL INFORMATION

     We are sending you this proxy statement on or about October 5, 2001 in connection with the solicitation of proxies by our board of directors. The proxies are for use at our 2001 annual meeting of stockholders, which we will hold at 10:00 a.m., Los Angeles time, on Friday, November 2, 2001, at the Marriott Hotel, 3635 Fashion Way, Torrance, California 90503. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the meeting is the close of business on September 28, 2001. All holders of record of our common stock on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment of that meeting. Our principal executive offices are located at 2929 California Street, Torrance, California 90503, and our telephone number is (310) 972-4005.

    A proxy form is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, to insure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

    Unless you instruct otherwise in the proxy, any proxy, if not revoked, will be voted at the meeting:

  •
  for our board's slate of nominees;

  •
  to ratify and approve the appointment of Grant Thornton, LLP as our independent certified public accountants for the fiscal year ended March 31, 2002; and

  •
  as recommended by our board with regard to all other matters, in its discretion.

    Our only voting securities are the outstanding shares of our common stock. At the record date, we had approximately 7,960,455 shares of common stock outstanding and approximately 50 shareholders of record. If the shareholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, a quorum will exist for the transaction of business at the meeting. Shareholders of record who abstain from voting, including brokers holding their customers' shares who cause abstentions to be recorded, are counted as present for quorum purposes.

    For each share of common stock you hold on the record date, you are entitled to one vote on all matters that we will consider at this meeting. You are not entitled to cumulate your votes. Brokers holding shares of record for their customers generally are not entitled to vote on certain matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called "broker non-votes."

    The voting requirements for the proposals we will consider at the meeting are:

  •
  Election of directors. The four candidates who receive the highest number of affirmative votes will be elected. Votes against a candidate and votes withheld from voting for a candidate will have no effect on the election.

  •
  Ratification and Approval of Appointment of Grant Thornton, LLP. A majority of the shares present in person or by proxy at the meeting and entitled to vote on this matter must vote to approve and ratify the appointment of Grant Thornton, LLP as our independent certified public accountants for the fiscal year ended March 31, 2002.

    We will pay for the cost of preparing, assembling, printing and mailing this proxy statement and the accompanying form of proxy to our shareholders, as well as the cost of soliciting proxies relating to the meeting. We have requested banks and brokers to solicit their customers who beneficially own our common stock in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. Our officers, directors and employees may supplement the original solicitation by mail of proxies by telephone, telegram and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

    Under our Bylaws, the authorized size of our board is between three and seven members. Since our last annual shareholders meeting, which was held on September 9, 1998, four of the directors elected at that meeting (Richard Marks, Karen Bremmer, Mel Moskowitz and Gary Simon) have resigned from the board of directors, and Anthony Souza was appointed by the board to fill one of the resulting vacancies. Accordingly, we are asking the shareholders to elect four members to serve on our board of directors for a term of office consisting of the coming year or until their respective successors are elected and qualified. Our board has nominated the four individuals named below for election as directors. Each nominee has agreed to serve as a director if elected.

    The persons named as proxies in the accompanying form of proxy have advised us that at the meeting they will vote for the election of the nominees named below, unless a contrary direction is indicated. If any of these nominees becomes unavailable for election to the board of directors for any reason, the persons named as proxies have discretionary authority to vote for one or more alternative nominees designated by our board of directors.

    No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director. Richard Marks, advisor to the board and to our Chief Executive Officer, is the son of Mel Marks. None of the other nominees has any family relationship with any other nominee or with any of our executive officers.

Information concerning nominees to our board of directors

    The directors and executive officers of the Company, their ages and present positions with the Company, are as follows:

Name	Age	Position with the Company
Selwyn Joffe*	43	Chairman of the Board of Directors
Anthony Souza	46	President, Chief Executive Officer and Director
Mel Marks	73	Director
Murray Rosenzweig*	77	Director
Steven Kratz	46	Sr. Vice President—QA/Engineering
Charles Yeagley	53	Chief Financial Officer/Secretary

*
Member of Audit and Compensation Committees

    Selwyn Joffe has served as a director of the Company since June 1994, and as a consultant to the Company since September 1995. In November 1999, Mr. Joffe was elected to his current position as Chairman of the Board of Directors. He has served as a member of our audit and compensation committees since June 1994. Currently, Mr. Joffe is President and CEO of NetLock Technologies, a company that specializes in securing data in motion. Mr. Joffe served as founder, President and COO of Palace Entertainment, which is a successful roll-up of amusement parks. Prior to his founding Palace Entertainment, Mr. Joffe was President and CEO of the Wolfgang Puck Food Company from 1989 to 1996. Mr. Joffe is a graduate of Emory University in Atlanta, with degrees in both Business and Law, a member of the Georgia State Bar and a Certified Public Accountant.

    Anthony Souza served as a consultant to the Company from September 1999 through November 1999. In December 1999, Mr. Souza was elected to his current position as president and chief executive officer of the Company and appointed to our board of directors. From January 1996 through August 1999, Mr. Souza was involved in commercial and residential real estate development as well as serving as president of a start-up company that has developed an innovative and potentially life-saving police firearms device. From January 1980 to December 1995, Mr. Souza served as the President of TELACU Industries. TELACU Industries operated a number of businesses through its subsidiaries, including a thrift and loan company, with 7 branch offices, an affordable housing corporation, a commercial real estate development company, a building material company, and an underground utility company. Annual sales for these companies exceeded $200 million. Mr. Souza is a graduate of the University of Southern California and is a certified public accountant.

    Mel Marks founded the Company in 1968. Mr. Marks has served as the Company's Chairman of the Board of Directors and chief executive officer from that time until July 1999. Mr. Marks has continued to serve as an active consultant to the Company since July 1999.

    Murray Rosenzweig is a Certified Public Accountant and has served as a director of the Company since February 1994. Since 1973, Mr. Rosenzweig has been the president and chief executive officer of Linden Maintenance Corp., which operates a large fleet of taxicabs in New York City.

Information about our non-director executive officers

    Our executive officers are elected by and serve at the discretion of our board of directors. A brief description of the business experience of each of our executive officers is set forth below.

    Steven Kratz has been employed by the Company since 1988. Before joining the Company, Mr. Kratz was the general manager of GKN Products Company, a division of Beck/Arnley-Worldparts. As senior vice president-QA/Engineering, Mr. Kratz heads our quality assurance, research and development and engineering departments.

    Charles Yeagley has been the Company's chief financial officer since June 2000, responsible for all of our finance issues, including investor relations, product costing, cash flow, capital expenditures, budgeting, forecasting, and financial planning. Mr. Yeagley is also responsible for the management of the accounting, purchasing, information technology, material, and human resource departments. From February 1995 to June 2000, Mr. Yeagley was the chief financial officer for Goldenwest Diamond Corporation—DBA The Jewelry Exchange, which is the largest privately held manufacturer and retailer of fine jewelry. From July 1979 to December 1994, Mr. Yeagley was a principal in Faulkinbury and Yeagley, a certified public accounting firm that he co-founded. Mr. Yeagley is a Certified Public Accountant and holds a Bachelor of Business Administration Degree with an emphasis in Accounting from Fort Lauderdale University and Master of Business Administration Degree from Golden Gate University.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Act of 1934 requires that our directors, executive officers, and beneficial holders of more than 10% of our common stock file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of our common stock. We believe that neither Anthony Souza, Charles Yeagley, Selwyn Joffe, Richard Marks, Murray Rosenzweig nor Steven Kratz have filed any reports on Form 3, Form 4 or Form 5 that might required be required to be filed by any of such persons pursuant to Section 16(a) of the Securities Act of 1934. We have also been informed that Mel Marks may have not filed each of the forms that he may have been required to file pursuant to Section 16(a) of the Securities Act of 1934. Each of these persons has informed us that they intend to make any such required filings on or before October 10, 2001.

Information regarding our board of directors and its committees

    Our board of directors met eight times during fiscal 2001 and took action by written consent on one occasion. Each of our directors attended 75% or more of the total number of meetings of the board during fiscal 2001.

    In fiscal 2001, our audit committee consisted of Selwyn Joffe, Mel Moskowitz and Murray Rosenzweig. (Mr. Moskowitz resigned from the board in June 2001.) The audit committee oversees our auditing procedures, receives and accepts the reports of our independent certified public accountants, oversees our internal systems of accounting and management controls and make recommendations to the board concerning the appointment of our auditors. Although the audit committee intended to meet on several separate occasions, it was unable to do so, and the matters that would have otherwise been reviewed and considered by the audit committee were considered by the entire Board.

    In fiscal 2001, our compensation committee consisted of Selwyn Joffe, Mel Moskowitz and Murray Rosenzweig. (Mr. Moskowitz resigned from the board in June 2001.) The compensation committee is responsible for developing and making recommendations to the Board with respect to our executive compensation policies. The compensation committee is also responsible for evaluating the performance of our chief executive officer and other senior officers and to make recommendations concerning the salary, bonuses and stock options to be awarded to these officers. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table sets forth information concerning the annual compensation of the our chief executive officer and our other most highly compensated executive officers, whose salary and bonus exceeded $100,000 for fiscal 2001, for services in all capacities during our 2001, 2000 and 1999 fiscal years.

Name & Position in Company	Year		Salary	Bonus	Other Annual Compensation	Shares Underlying Options	All Other Compensation
Selwyn Joffe— Chairman of the Board(1)	2001 2000 1999		— — —	— — —	$160,220 83,667 22,000	1,500 41,500 —		— — —
Anthony Souza— President & Chief Executive Officer	2001 2000 1999	(2)	$301,985 121,154 —	$25,000 — —	— — —	— 60,000 —		$8,332 24,996 —	(4) (4)
Mel Marks— Director	2001 2000 1999		$57,692 269,231 300,000	— — —	$105,000 — —	— — —		$11,481 19,336 19,336	(5) (5) (5)
Steven Kratz— Sr. Vice President QA/Engineering	2001 2000 1999		$250,000 250,000 225,000	$10,000 — —	— — —	— — —		$5,406 531,829 8,505	(5) (6) (7)
Charles Yeagley— Chief Financial Officer	2001 2000 1999	(3)	$109,644 — —	$10,000 — —	— — —	25,000 — —		$18,747 — —	(4)
Richard Marks— Advisor to the Board and to the Chief Executive Officer	2001 2000 1999		$298,783 391,692 400,000	$25,000 — —	— — —	— — 75,000	$	— 290,378 33,298	(8) (9)

(1)
Includes payments to Protea Group Inc., a company wholly-owned by Mr. Joffe

(2)
Employment commenced December 1, 1999

(3)
Employment commenced June 26, 2000

(4)
Represents reimbursement for health insurance premiums paid by employee

(5)
Represents value of car allowance

(6)
Includes deferred compensation distribution of $526,423 and car allowance of $5,406

(7)
Represents deferred compensation distribution

(8)
Includes deferred compensation distribution of $276,474 and car allowance of $13,904

(9)
Includes deferred compensation distribution of $15,120 and car allowance of $18,298

Option Grants in Last Fiscal Year

    The following table provides summary information regarding stock options granted during the year ended March 31, 2001 to each of our named executive officers. The potential realizable value is calculated assuming that the fair market value of our common stock appreciates at the indicated annual rate compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. The assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate of the future prices or market value of our common stock.

					Potential Realizable Value at Assumed Annual Rates of Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price	Expiration Date
					5%	10%
Charles Yeagley	25,000	100%	$.931	6/26/10	$14,650	$37,094

Aggregated Fiscal Year-end Option Values

    No options were exercised during fiscal 2001. The following table sets forth the number and value of exercisable and unexercisable options held as of March 31, 2001 by each of the named executive officers.

	Number of Securities Underlying Unexercised Options at March 31, 2001 (#)		Value of Unexercised In-the-Money Options at March 31, 2001 ($)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Anthony Souza	60,000
Selwyn Joffe	83,750
Richard Marks	125,000
Charles Yeagley	12,500	12,500	$5,875	$5,875
Steven Kratz	63,600

Option Cancellation; Issuance of New Options

    In April, 2001, we cancelled outstanding options issued under our 1994 Stock Option Plan. These options gave the holders the right to purchase an aggregate of 438,000 shares of our common stock at exercise prices ranging between $7.25 and $17.44 per share. Of this total amount of cancelled options, 107,350 had been granted to our executive officers. Within the next two months, we intend to issue options to purchase an aggregate of 438,000 shares of our common stock to the employees who held the cancelled options, subject to their continued employment. The options will have an exercise price equal to the fair market value of our stock on the date of grant and will otherwise have terms that are substantially identical to the terms of the cancelled options. The table under the caption "Security Ownership of Principal Shareholders, Directors and Executive Officers" and the related footnotes give effect to the anticipated issuance of these new options.

Employment Agreements

    We have entered into an employment agreement with Mr. Anthony Souza pursuant to which he is employed full-time as our president and chief executive officer. The original agreement, entered into on December 1, 1999 was scheduled to expire on June 1, 2001 and has been extended through June 1, 2003. This agreement provides for an annual base salary of $300,000. Under the terms of this agreement, Mr. Souza was granted an option to purchase 60,000 shares of our common stock at an exercise price of $2.20 per share. Mr. Souza also is entitled to receive an incentive bonus equal to 6 2/3% of our pre-tax income in each fiscal year. He will not be entitled to a bonus in any fiscal year in which our pre-tax income does not exceed $1,500,000. Our board may also grant supplemental bonuses or increase the base salary payable to Mr. Souza. In addition to his cash compensation, Mr. Souza receives an automobile allowance and other benefits, including those generally provided to our other employees.

    We have entered into an employment agreement with Mr. Richard Marks pursuant to which he is employed full-time and reports directly to our board and chief executive officer. This agreement was entered into on January 1, 2000 and is scheduled to expire on January 1, 2004. Under this agreement, Mr. Marks receives an annual base salary of $300,000 and a bonus equal to 5% of our pre-tax income earned in each fiscal year. Mr. Marks is not entitled to a bonus in any fiscal year in which our pre-tax income does not exceed $2,000,000. Our board may also grant supplemental bonuses or increase the base salary payable to Mr. Marks. In addition to his cash compensation, Mr. Marks receives an automobile allowance and other benefits, including those generally provided to our other employees as well as an allowance for the purpose of obtaining life insurance on Mr. Marks' life and that of his spouse. The agreement further provides, under certain circumstances (including a change of control of the Company followed by any significant change in Mr. Marks' responsibilities or other conditions of employment), we will pay Mr. Marks (I) salary through the termination date at the annual rate in effect immediately prior to the termination date and (II) three times the amount of such annual rate.

    We have entered into an employment agreement with Mr. Charles Yeagley pursuant to which he is employed full-time as our chief financial officer. The agreement was entered into on June 26, 2000 and is scheduled to expire on December 1, 2001. Under this agreement, Mr Yeagley receives an annual base salary of $175,000 and a bonus equal to 1% of our pre-tax income in each fiscal year. Mr. Yeagley will not be entitled to a bonus in any fiscal year in which our pre-tax income does not exceed $2,000,000. Mr. Yeagley has also been granted an option to purchase 25,000 shares of our common stock at an exercise price of $.93 per share. Our board may also grant supplemental bonuses or increase the base salary payable to Mr. Yeagley. In addition to his cash compensation, Mr. Yeagley receives an automobile allowance and other benefits, including those generally provided to our other employees.

    We have entered into an employment agreement with Mr. Steven Kratz pursuant to which he is employed full-time as our senior vice president—QA/Engineering. This agreement was entered into in February 2000 and is scheduled to expire in February 2003. Under this agreement, Mr Kratz receives an annual base salary of $250,000 and a one year severance agreement which guarantees $300,000 to be paid within 60 days of termination. Our board may also grant bonuses or increase the base salary payable to Mr. Kratz. In addition to his cash compensation, Mr. Kratz has exclusive use of a Company-owned automobile and he receives additional benefits, including those that are generally provided to our other employees of the Company. Mr. Kratz has been granted options under the 1994 Stock Option Plan to purchase (I) 65,000 shares of our common stock at an exercise price of $7.25 per share, 56,400 of which have been exercised and the remainder of which are fully vested and (II) 55,000 shares of our common stock at an exercise price of $10.63 per share, all of which are fully vested.

Director compensation

    We have supplemental compensatory arrangements with two of our Board members. In August 2000, we engaged Mr. Mel Marks to provide consulting services. In recognition of his understanding of the Company and relationships with key participants in the industry, we agreed to pay Mr. Marks a consulting fee of $180,000 per year. We can terminate this arrangement at any time.

    We have also entered into a consulting agreement with Mr. Selwyn Joffe pursuant to which he is retained as a consultant of the Company. Mr. Joffe is currently serving as the Chairman of the Board. The original agreement was entered into as of December 1, 1999 and was scheduled to expire on

June 1, 2001. It has been extended by mutual agreement through June 1, 2003 and provides for an annual consulting fee of $160,000. As additional consideration for consulting services to be rendered to the Company, Mr. Joffe was granted an option to purchase 40,000 shares of the Company's Stock pursuant to the Company's 1994 Stock Option Plan, of which 20,000 options shall be exerciseable on the date of grant and the remaining options shall fully vest on the first anniversary of the date of grant.

    In addition, each of our other non-employee directors receives annual compensation of $10,000, is paid a fee of $2,000 for each board meeting attended and $500 for each board committee meeting attended and is reimbursed for reasonable out-of-pocket expenses in connection with each of these meetings.

    Our 1994 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan") provides that each non-employee director will be granted thereunder options to purchase 1,500 shares our common stock upon his or her initial election as a director. These options are fully exercisable on the first anniversary of the date of grant, and the exercise price is equal to the fair market value of the common stock on the date of grant. The Non-Employee Director Plan was adopted by the Board of Directors on October 1, 1994, and by the shareholders in August 1995, in order to attract, retain and provide incentive to directors who are not our employees. The Board of Directors does not have the authority, discretion or power to select participants who will receive options pursuant to the Non-Employee Director Plan, to set the number of shares of common stock to be covered by each option, to set the exercise price or period within which the options may be exercised or to alter other terms and conditions specified in such plan. To date, options to purchase 3,000 shares of Common Stock, at an exercise price of $8.00 per share, have been granted under the Non-Employee Director Plan, none of which has been exercised.

    In addition, our 1994 Stock Option Plan (the "1994 Stock Option Plan") provides that each non-employee director who served as a non-employee director during all or part of a fiscal year, will be granted on the immediately following April 30 an option to purchase 1,500 shares of our common stock. Each non-employee director who served during less than all of a fiscal year is awarded one-twelfth of a full award for each month or portion thereof that he or she served as a non-employee director. These option grants to non-employee directors are not subject to the determinations of the Board of Directors or the Compensation Committee.

STOCK PERFORMANCE GRAPH

    The following graph compares the cumulative return to holders of our common stock for the five fiscal years ended March 31, 1997, 1998, 1999, 2000 and 2001with the National Association of Securities Dealers Automated Quotation ("NASDAQ") Market Index and a peer group index of five competing companies for the same periods. The comparison assumes $100 was invested at the close of business on March 31, 1996 in our common stock and in each of the comparison groups, and assumes reinvestment of dividends.

		Year Ended March 31,
	Base Period 31-Mar-96
		1997	1998	1999	2000	2001
Motorcar Parts & Accessories, Inc.	100.0	89.68	113.10	71.03	12.06	8.57
Peer Group	100.0	97.07	167.51	112.10	89.45	61.68
NASDAQ Index Composite	100.0	110.92	166.67	223.48	415.18	167.08

Total Shareholder Returns—Dividends Reinvested
Annual Return Percentage

	Year Ended March 31,
Company/Index
	1997	1998	1999	2000	2001
Motorcar Parts & Accessories, Inc.	(10.32)%	26.11%	(37.19)%	(83.02)%	(28.95)%
Peer Group	(2.93)%	72.57%	(33.08)%	(20.21)%	(31.09)%
NASDAQ	10.92%	50.26%	34.09%	85.78%	(59.76)%

Indexed Returns

		Year Ended March 31,
Company/Index	Base Period March 31, 1996
		1997	1998	1999	2000	2001
Motorcar Parts & Accessories, Inc.	100.0	89.68	113.10	71.03	12.06	8.57
Peer Group	100.0	97.07	167.51	112.10	89.45	67.68
NASDAQ	100.0	110.92	166.67	223.48	415.18	167.08

Peer Group Population

Champion Parts Incorporated
Dana Corporation
Hastings Manufacturing
Standard Motor Productions Company
Superior Industries International, Inc.

REPORT OF THE COMPENSATION COMMITTEE
REGARDING COMPENSATION

    Our compensation committee is composed of two directors, Murray Rosenzweig, an outside member of our board, and Selwyn Joffe, our Chairman of the Board. The compensation committee is responsible for developing and making recommendations to the board with respect to our executive compensation policies. In addition, the compensation committee determines the compensation to be paid to the president and chief executive officer and to each of our other executive officers.

    The objectives of our executive compensation program are to:

  •
  Support the achievement of desired Company performance.

  •
  Provide compensation that will attract and retain superior talent and reward performance.

    We believe that the executive compensation program provides an overall level of compensation opportunity that is competitive within the automotive remanufacturing industry, as well as with a broader group of companies of comparable size and complexity.

    Executive Officer Compensation Program.  Our executive officer compensation program is comprised of base salary, bonus and long-term incentive compensation in the form of stock options and various benefits, including medical plans and deferred compensation arrangements.

    Base Salary.  Base salary levels for our executive officers are competitively set relative to companies in comparable manufacturing industries. In determining salaries, the Committee also takes into account individual experience and performance and specific issues particular to the Company. The Committee considered each of these factors in approving the salaries for all of the executive officers.

    Bonus Arrangements.  As noted in the discussion under the caption "Employment Agreements", several of our executive officers have contractual rights to bonuses and option grants. Although several key officers were not entitled to a bonus under the terms of their respective agreements, during fiscal 2001, the compensation committee decided to provide bonuses to these key members of management, including the chief executive officer, in order to retain their services.

    Stock Option Program.  The stock option program is our long-term incentive plan for providing an incentive to key employees (including directors and officers who are key employees), consultants and to directors.

    Deferred Compensation.  We contribute on behalf of each executive officer, $.25 on each dollar, up to 6% of such executive officer's annual salary and bonus, to our non-qualified deferred compensation plan.

    Benefits.  We provide to executive officers medical benefits that are generally available to our other employees. The amount of perquisites, as determined in accordance with the rules of the SEC relating to executive compensation, did not exceed 10% of salary for fiscal 2001.

                      Selwyn Joffe
                      Murray Rosenzweig

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS,
DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth, as of September 15, 2001, certain information as to the common stock ownership of each of our directors and nominees for director, each of the officers included in the Summary Compensation Table, all executive officers and directors as a group and all persons known by us to be the beneficial owners of more than 5% of our common stock.

Name and Address of Beneficial Shareholder	Amount and Nature of Beneficial Ownership	(1)	Percent of Class
Mel Marks c/o Motorcar Parts & Accessories, Inc. 2929 California Street Torrance, CA 90503	2,149,431	(2)	27.0%
Richard Marks c/o Motorcar Parts & Accessories, Inc. 2929 California Street Torrance, CA 90503	513,566	(3)	6.5%
Anthony Souza c/o Motorcar Parts & Accessories, Inc. 2929 California Street Torrance, CA 90503	120,000	(4)	1.5%
Steven Kratz c/o Motorcar Parts & Accessories, Inc. 2929 California Street Torrance, CA 90503	63,600	(5)	(11)
Selwyn Joffe c/o Motorcar Parts & Accessories, Inc. 2929 California Street Torrance, CA 90503	85,750	(6)	1.1%
Murray Rosenzweig c/o Linden Maintenance Corp. 134-02 33rd Avenue Flushing, NY 11354	35,500	(7)	(11)
Charles Yeagley c/o Motorcar Parts & Accessories, Inc. 2929 California Street Torrance, CA 90503	25,000	(8)	(11)
Wells Fargo Bank 333 S. Grand Avenue, Suite 940 Los Angeles, CA 90071	400,000	(9)	5.0%
Directors and executive officers as a group (6 persons)	2,478,781	(10)	31.1%

1.
The listed shareholders, unless otherwise indicated in the footnotes below, have direct ownership over the number of shares indicated in the table.

2.
Includes 1,500,000 shares of common stock, issued to Mr. Marks upon the completion of the settlement of the class action lawsuit, which occurred on September 10, 2001.

3.
Includes 125,000 shares issuable upon exercise of currently exercisable options granted under the 1994 Stock Option Plan, 142,857 shares held by The Marks Family Trust, of which Richard Marks is a Trustee and a beneficiary and 11,586 shares held by Mr. Marks' wife and their sons.

4.
Includes 120,000 shares issuable upon exercise of currently exercisable options under the 1994 Stock Option Plan as amended.

5.
Represents 63,600 shares issuable upon exercise of options exercisable under the 1994 Stock Option Plan.

6.
Represents 15,000 shares issuable upon exercise of currently exercisable options granted under the Company's 1996 Stock Option Plan (the "1996 Stock Option Plan") and 68,750 shares issuable upon exercise of currently exercisable options granted under the Non-Employee Director Plan.

7.
Includes 34,000 shares issuable upon exercise of currently exercisable options granted under the non-Employee Director Plan.

8.
Represents 25,000 shares issuable upon exercise of options currently exercisable or exercisable within one year which were granted under the Company's 1996 Stock Option Plan.

9.
Includes the total number of shares of common stock issuable upon the exercise of the warrants issued to the bank by the Company, pursuant to the existing loan agreement.

10.
Includes 166,100 shares issuable upon exercise of currently exercisable options granted under the 1994 Stock Option Plan; 15,000 shares issuable upon exercise of currently exercisable options granted under the 1996 Stock Option Plan; 102,750 shares issuable upon exercisable options granted under the Non-Employee Director Plan; and 1,500,000 shares of new common stock, issued to Mr. Mel Marks upon the completion of the settlement of the class action lawsuit.

11.
Less than 1%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    As noted in the discussion under the caption "Director compensation", we do have supplemental compensation arrangements with two of our board members.

    In fiscal 2001, we agreed to sell Mel Marks, our founder and a member of our board, 1,500,000 shares of our common stock to finance our portion of the settlement of a class action lawsuit that had been filed against us. Under this agreement, the price per share was $1.00. The valuation firm that we hired to evaluate the fairness of the transaction concluded that this price per share was fair to our shareholders, from a financial point of view. For purposes of this determination, the fairness of the transaction was evaluated as of November 30, 2000, the date that Mr. Marks agreed to provide $1,500,000 to us to finance a portion of the class action settlement. The shares that Mr. Marks agreed to purchase were issued to him in September 2001.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT
OF
INDEPENDENT CERTIFIED ACCOUNTANTS

    The audit committee of the board has selected Grant Thornton LLP as independent accountants to audit our consolidated financial statements for fiscal 2002. Representatives of Grant Thornton, LLP are expected to be present at the meeting. These representatives will have an opportunity to make a statement and will be available to respond to questions regarding appropriate matters. The board believes it is appropriate to submit for approval by our shareholders the appointment of Grant Thornton, LLP as our independent certified public accountant for the fiscal year ending March 31, 2002.

    The Board of Directors recommends that shareholders vote FOR this proposal.

MISCELLANEOUS

Shareholder Proposals

    Any shareholder proposal intended to be presented at the 2002 Annual Meeting of Shareholders must be received by the Company not later than June 6, 2002 for inclusion in our proxy statement and form of proxy for that meeting.

Other Matters

    We do not intend to bring before the meeting for action any matters other than those specifically referred to in this Proxy Statement, and we are not aware of any other matters which are proposed to be presented by others. If any other matters or motions should properly come before the meeting, the persons named in the Proxy intend to vote on any such matter in accordance with their best judgment, including any matters or motions dealing with the conduct of the Meeting.

Proxies

    All shareholders are urged to fill in their choices with respect to the matters to be voted on, sign and promptly return the enclosed form of Proxy.

                      By Order of the Board of Directors

                      Charles W. Yeagley
                       Secretary

September 28, 2001

MOTORCAR PARTS & ACCESSORIES, INC.

COMMON STOCK	PROXY	BOARD OF DIRECTORS

This Proxy is solicited on behalf of the Board of Directors of
MOTORCAR PARTS & ACCESSORIES, INC.

  The undersigned hereby appoints Charles W. Yeagley and Kevin R. Keenan, and each of them, the true and lawful and proxies of the undersigned, with full power of substitution to vote all shares of the Common Stock, $0.01 par value per share ("Common Stock"), of MOTORCAR PARTS & ACCESSORIES, INC., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MOTORCAR PARTS & ACCESSORIES, INC., to be held at 10:00 a.m., Pacific Time, on November 2, 2001 at the Torrance Marriott, 3635 Fashion Way, Torrance, California and any and all adjournments thereof, on the proposals set forth below and any other matters properly brought before the Meeting.

  Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR approval of Proposal 2; if specific instructions are indicated, this Proxy will be voted in accordance therewith.

  All Proxies to vote at said Meeting or any adjournment heretofore given by the undersigned are hereby revoked. Receipt of Notice of Annual Meeting and Proxy Statement dated September 28, 2001, is hereby acknowledged.

Please mark, sign, date and return this Proxy in the accompanying prepaid envelope.	MOTORCAR PARTS & ACCESSORIES, INC. 2929 California Street Torrance, CA 90503

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

Votes must be indicated (x) in Black or Blue ink

The Directors recommend a vote FOR all Nominees listed in Proposal 1 and approval of Proposal 2.

1. Election of Directors

/ / FOR all nominees listed below  / / WITHHOLD AUTHORITY to vote for all nominees listed below  / / *EXCEPTIONS

Nominees: Selwyn Joffe, Anthony Souza, Mel Marks, Murray Rosenzweig

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions

2. Proposal to ratify the appointment of Grant Thornton, LLP as the Company's independent accountants for the fiscal year ending March 31, 2002.

/ / FOR    / / AGAINST    / / ABSTAIN

3. Such other matters as may properly come before the Meeting.

Change of Address and/or Comments Mark Here / /
Dated:	, 2001
Signature(s)
Signature(s)
Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.

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GENERAL INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
REPORT OF THE COMPENSATION COMMITTEE REGARDING COMPENSATION
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED ACCOUNTANTS
MISCELLANEOUS